Exhibit 99.1

FOR FURTHER INFORMATION

AT CBRE REALTY FINANCE:

Michael Angerthal

Chief Financial Officer

(860) 275-6222

michael.angerthal@cbrerealtyfinance.com

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 12, 2007

CBRE REALTY FINANCE, INC. ANNOUNCES

THIRD QUARTER 2007 RESULTS

Financial Results and Other Significant Events:

•	Appointed Kenneth J. Witkin as our Chief Executive Officer and President in August 2007;

•	Recognized $54.7 million of impairments on its two foreclosed assets;

•	Recorded a net loss available to common stockholders for the third quarter of $50.0 million, or $1.64 per diluted common share; AFFO totaled ($48.1) million, or ($1.58) per diluted common share;

•	Excluding the impairment charges, AFFO would have been $6.6 million, or $0.22 per diluted common share;

•	Expects to achieve its previously stated 2007 dividend guidance of $0.80 per share from core activities with an expected dividend of $0.21 per share to be declared in the fourth quarter;

•	Book value per diluted common share was $9.65 at September 30, 2007, after the above noted impairments;

•	Funded investments totaling $42.2 million during the third quarter of 2007. The four new transactions were closed during the first half of the quarter;

•

Total assets declined by 6.8 percent from the prior quarter to approximately $2.21 billion primarily driven by a sale of a $75.0 million first mortgage at par, excluding hedge termination costs and the impact of the above noted impairments;

•	Fitch affirmed ratings in September 2007 on all classes of notes issued by the Company’s first collateralized debt obligation (“CDO”);

•

The Company is highly focused on monitoring risk in and vigorously conducting asset management of its $1.85 billion investment portfolio. As of the date of this press release, there are no non-performing loans within the Company’s investment portfolio.

Hartford, CT, November 12, 2007 – CBRE Realty Finance, Inc. (NYSE: CBF) today reported results for the quarter ended September 30, 2007.

CBRE Realty Finance reported adjusted funds from operations (“AFFO”) for the third quarter of 2007 of ($48.1) million, or ($1.58) per diluted common share, as a result of $54.7 million of impairments on its two foreclosed assets. Excluding the impairment charge, AFFO would have been $6.6 million, or $0.22 per diluted common share.

Net loss available to common stockholders for the third quarter was $50.0 million, or $1.64 per diluted common share, as a result of $54.7 million of impairments on its two foreclosed assets. Excluding the impairment charges, net income would have been $4.7 million, or $0.15 per diluted common share.

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CBRE Realty Finance, Inc.

Kenneth J. Witkin, president and chief executive officer commented, “During the past two months we have taken and will continue to take an aggressive approach to stabilizing our business. We’ve taken specific steps to strengthen our financial condition. The Company’s immediate focus is to continue to enhance our liquidity position. We have successfully lowered our warehouse line outstanding by approximately $100.0 million since last quarter primarily through prepayments and will continue to reduce the amount outstanding under our warehouse line by transferring assets into our CDOs based on recent and scheduled repayments.”

Mr. Witkin added, “The overall asset quality of our core investment portfolio provides us the confidence to reiterate our fourth quarter 2007 dividend guidance of $0.21 per share from our core business activities. Our priorities are clearly established and we will focus on pursuing equity and debt capital raising alternatives and be in position to restart our lending program in 2008.”

Operating Results

Debt investments (whole loans, structured loans and CMBS) generated investment income of $38.3 million and net investment income of $11.7 million for the third quarter, an increase of 71.4 percent from net investment income of $6.8 million in the second quarter driven by a full quarter of income from the second quarter’s originations. Net investment income represents investment income related to its debt investments, less interest expense on the Company’s borrowings related to its debt investments.

Interest expense on borrowings related to the Company’s debt investments was $26.6 million for the third quarter 2007 and reflects interest expense on $1.34 billion of investment grade notes issued by the Company’s two CDOs, borrowings under the secured warehouse repurchase facilities and $50.0 million of trust preferred securities.

At September 30, 2007, the Company’s debt-to-book equity ratio was 5.6x compared to 4.3x in the previous quarter.

The weighted average borrowing cost for the Company’s secured debt and long-term capital was 6.3 percent for the quarter ended September 30, 2007 compared to 6.2 percent in the previous quarter.

Liquidity and Funding

At September 30, 2007, the Company had $25.5 million of cash and cash equivalents and $84.1 million of restricted cash. The restricted cash is composed primarily of $55.9 million of escrow reserve requirements related to tenant improvements and leasing reserves on a number of the Company’s first mortgage loans and $23.8 million of cash available in its two CDOs. In addition, within its second CDO, the Company had available $51.0 million of revolving capacity specifically designated to fund future financing commitments on its existing loan portfolio. This undrawn capacity covers substantially all of the Company’s future commitments on its loan portfolio.

Loan and CMBS prepayments, sales, and amortization payments totaled $119.9 million during the third quarter 2007.

At September 30, 2007, 82.9 percent of the Company’s loan and security investments are term-financed and match-funded through its issuance of $1.34 billion of long-term CDO bonds. The weighted average financing costs of these facilities is approximately 44.4 basis points over the applicable LIBOR benchmarks with reinvestment periods remaining of approximately 3.5 years in its first CDO and 4.5 years in its second CDO. The Company’s remaining $295.8 million of assets financed by the current warehouse facility are currently 72.2 percent levered in aggregate.

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The Company expects shortly to file a $300.0 million primary shelf registration statement. We believe this registration statement will provide us with the flexibility to quickly access the equity capital markets if and when an appropriate opportunity exists that makes sense for us. We have no near term intention to conduct any such offerings.

Investment Activity

During the third quarter of 2007, the Company funded $36.6 million of new investments that were originated during the first half of the quarter. In addition, the Company funded $5.6 million in connection with previously closed debt and joint venture investments. As stated last quarter, the Company plans to cautiously restart its origination business given the state of the financial markets when it is comfortable with the expected pricing of, and has reasonable access to, capital both in the debt and equity markets.

Debt Investment Portfolio

The portfolio is comprised solely of commercial real estate with no sub-prime exposure. As of the date of this press release, there are two remaining condominium development loans, both in New York City, representing 3 percent of the loan portfolio.

At September 30, 2007, the Company’s loan portfolio equaled $1.51 billion and consisted of 46.0 percent floating rate and 54.0 percent fixed rate loans, with a weighted average maturity of 3.2 years and a weighted average loan-to-value ratio of 70.0 percent. The loan portfolio was made up of 61.8 percent first mortgages and 38.2 percent structured debt.

As of the date of this press release, one $42.8 million B-Note, representing 2.3 percent of the Company’s investment portfolio as of September 30, 2007, was moved onto the Company’s internal watch list. The $42.8 million B-Note was extended for 60-days in the fourth quarter and the sponsor funded an additional $156.0 million of cash equity to enhance his position as he completes refinancing of the project. The Company’s investment is secured by a class A parcel of land in New York City and there is approximately $200.0 million of equity behind the Company’s position. As of the date of this press release, there are no non-performing loans within the Company’s debt portfolio.

Joint Venture Investment Portfolio

At September 30, 2007, the Company had $76.8 million invested in joint venture equity investments and continues to manage these assets in accordance with their original business plans. However, the Company remains vigilant in exploring opportunities to monetize or exit the investments. During the 2007 third quarter, the Company’s consolidated and unconsolidated investments in joint ventures contributed $0.7 million, or $0.02 per diluted common share, to AFFO.

Foreclosed Assets

The two foreclosed investments are Monterey in Bethesda, Maryland and Rodgers Forge in Towson, Maryland with a combined remaining carrying value at September 30, 2007 of $5.6 million after this quarter’s impairment charges.

The $17.7 million write-down this quarter with respect to Rodgers Forge was a result of finalizing the strategy to exit this investment. The Company has widely marketed the project for sale and has received several bids from qualified and interested third parties. The Company is reviewing final offers and expects a transaction to close within the first quarter of 2008, although there can be no guarantee that such a sale will occur within this time frame, or at all.

The severe dislocation, during the third quarter, in the capital markets and the metropolitan DC condominium markets made the previously stated business plan from the second quarter, to convert the Monterey asset to condominiums no longer viable. The Company did an extensive valuation on the asset

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CBRE Realty Finance, Inc.

as a rental project and concluded the additional cost of financing the development would not be an appropriate use of capital at this time. As such, the Company wrote down its entire $37.0 million position in the third quarter. We plan on continuing discussions with the senior lender over the next course of actions, if any, regarding this asset.

Dividends

On September 19, 2007, the Company announced that its Board of Directors declared a cash dividend of $0.17 per share of common stock, payable with respect to the quarter ended September 30, 2007. This represents an annualized dividend yield of 17.0 percent based on the closing price of $4.01 on November 9, 2007. The dividend was paid on October 15, 2007 to stockholders of record as of September 28, 2007.

Outlook

The Company expects to achieve the previously stated 2007 dividend guidance of $0.80 per diluted common share from its core business activities with the expected dividend to be declared in the fourth quarter. Through three quarters of 2007, the Company has paid $0.59 per share in dividends. The Company believes the remaining fourth quarter estimated dividend of $0.21 is achievable as it reflects the run rate of operating cash flows based on the current investment portfolio primarily financed through its two existing CDOs.

Separately, while the Company continues to focus on its previously announced strategy to monetize or exit existing joint venture investments in an orderly basis, the Company does not expect any such monetizations or sales to occur in 2007. Value is expected to be realized over time but the anticipated $0.10 contribution to the common dividend will not occur in 2007.

Litigation

On October 30, 2007, a class action lawsuit was commenced against the Company and certain of its current and former officers. This suit seeks to represent a class of all persons who purchased the Company’s common stock between September 29, 2006 and August 6, 2007. The complaint charges the Company and certain of its current and former officers with violations of the Securities Act of 1933, as amended. The action seeks to recover damages in an unspecified amount. The Company believes that the allegations are without merit and the Company intends to contest the lawsuit vigorously. An adverse resolution of the action could have a material adverse effect on our financial condition and results of operations in the period in which the lawsuit is resolved. We are not presently able to estimate potential losses, if any, related to this lawsuit.

Conference Call Details

CBRE Realty Finance will host a conference call on Monday, November 12, 2007, at 9:00 a.m. Eastern Time to discuss third quarter results. The call can be accessed live by dialing 913-981-5560 or by visiting the company’s website at http://www.cbrerealtyfinance.com.

Investors may access a replay by dialing 719-457-0820, passcode 1614881, which will be available through November 19, 2007. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.

About CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc. is a commercial real estate specialty finance company primarily focused on originating, acquiring, investing in, financing and managing a diversified portfolio of commercial real estate-related loans and securities. CBRE Realty Finance has elected to qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. CBRE Realty Finance is externally managed and advised by CBRE Realty Finance Management, LLC, an indirect subsidiary of CB Richard Ellis Group, Inc. and a direct subsidiary of CBRE/Melody & Company. For more information on the Company, please visit the Company’s website at http://www.cbrerealtyfinance.com.

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CBRE Realty Finance, Inc.

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures, such as FFO, and AFFO in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 8 of this release.

Forward-Looking Information

This press release contains forward-looking statements based upon the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The factors that could cause actual results to vary from the Company’s forward-looking statements include the Company’s future operating results, its business operations and prospects, general volatility of the securities market in which the Company invests and the market prices of its common stock, changes in interest rates, debt securities market, general economy or commercial finance and real estate markets specifically, credit conditions of the Company’s portfolio and in the market generally, performance and financial condition of borrowers and corporate customers, future impairments, increased prepayments of the mortgage and other loans underlying the Company’s investments, the status of the class action lawsuit, and other factors, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Financial Tables Follow…

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CBRE Realty Finance, Inc.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Nine Months Ended September 30, 2007	For the Nine Months Ended September 30, 2006
Revenues:
Investment income	$38,285	$18,109	$93,516	$42,017
Property operating income	2,273	1,705	5,972	3,802
Other income	561	877	3,599	2,602

Total revenues	41,119	20,691	103,087	48,421

Expenses:
Interest expense, net	27,510	13,273	68,444	27,940
Management fees	1,911	1,595	6,001	4,444
Property operating expenses	1,759	858	3,913	1,734
Other general and administrative (including $(328), $950, $696, and $2,779 respectively of stock-based compensation)	1,766	2,441	6,603	6,925
Depreciation/amortization	680	487	1,969	1,165
Loss on impairment of assets	54,729	—	62,493	—

Total expenses	88,355	18,654	149,423	42,208

Gain (loss) on sale of investment	(213)	410	(500)	258
Gain (loss) on derivatives	(1,599)	(1)	(1,766)	3,634

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures	(49,048)	2,446	(48,602)	10,105
Equity in net income (loss) of unconsolidated joint ventures	(941)	(187)	(4,451)	50

Net income before minority interest	(49,989)	2,259	(53,053)	10,155
Minority interest	(30)	(20)	(110)	(41)

Net income (loss)	$(49,959)	$2,279	$(52,943)	$10,196

Weighted-average shares of common stock outstanding:
Basic	30,377,704	20,484,286	30,252,514	20,177,897

Diluted	30,377,704	20,579,115	30,252,514	20,313,795

Earnings (loss) per share of common stock:
Basic	$(1.64)	$0.11	$(1.75)	$0.51

Diluted	$(1.64)	$0.11	$(1.75)	$0.50

Dividends declared per share of common stock	$0.17	$0.28	$0.59	$0.63

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CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except per share and share data)

	September 30, 2007 (Unaudited)	December 31, 2006 (Audited)
Assets:
Cash & cash equivalents	$25,501	$17,933
Restricted cash	84,148	59,520
Loans and other lending investments, net	1,509,495	1,090,874
Commercial mortgage backed securities, at fair value	264,832	222,333
Real estate, net	83,414	66,277
Assets held for development	134,573	—
Investment in joint ventures	54,029	41,046
Derivative assets	177	373
Accrued interest	10,175	6,656
Other assets	40,651	17,677

Total assets	$2,206,995	$1,522,689

Liabilities and Stockholders’ Equity:

Liabilities:
Bonds payable	$1,337,500	$508,500
Repurchase obligations	217,180	433,438
Mortgage payable	193,046	52,194
Note payable	22,352	—
Derivative liabilities	11,741	7,549
Management fee payable	594	712
Dividends payable	5,244	5,814
Accounts payable and accrued expenses	19,175	4,739
Other liabilities	56,427	47,060
Junior subordinated deferrable interest debentures held by trusts that issued trust preferred securities	50,000	50,000

Total liabilities	1,913,259	1,110,006

Commitments and contingencies	—	—

Minority interest	684	813

Stockholders’ Equity:
Preferred stock, par value $.01 per share: 50,000,0000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share: 100,000,000 shares authorized; 30,846,842 and 30,601,142 shares issued and outstanding at September 30, 2007 and December 31, 2007 respectively	308	306
Additional paid-in capital	421,680	420,986
Accumulated other comprehensive loss	(49,891)	(1,469)
Accumulated deficit	(79,045)	(7,953)

Total stockholders’ equity	293,052	411,870

Total liabilities and stockholders’ equity	$2,206,995	$1,522,689

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CBRE Realty Finance, Inc.

CBRE Realty Finance, Inc.

Funds From Operations and Adjusted Funds From Operations

(Unaudited, amounts in thousands, except per share and share data)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006	For the Year Ended September 30, 2007	For the Year Ended September 30, 2006
Funds from operations:
Net income (loss)	$(49,959)	$2,279	$(52,943)	$10,196
Adjustments:
Real estate depreciation and amortization	579	310	1,766	690
Real estate depreciation and amortization – unconsolidated ventures	2,082	619	7,607	1,258

Funds from operations	$(47,298)	$3,208	$(43,570)	$12,144
Adjusted funds from operations:
Amortization of deferred stock-based compensation	(328)	950	696	2,779
Straight-line rental income - unconsolidated joint ventures	(103)	—	(438)	—
Unrealized (gain) loss on derivatives	35	1	89	25
Fair value lease revenue (SFAS 141)	—	—	(11)	—
Fair value lease revenue (SFAS 141) - unconsolidated ventures	(397)	—	(806)	—

	$(48,091)	$4,159	$(44,040)	$14,948

Weighted-average shares of common stock outstanding:
Basic	30,377,704	20,484,286	30,252,514	20,177,897

Diluted	30,377,704	20,579,115	30,252,514	20,313,795

FFO share of common stock:
Basic	$(1.56)	$0.16	$(1.44)	$0.60

Diluted	$(1.56)	$0.16	$(1.44)	$0.60

AFFO share of common stock:
Basic	$(1.58)	$0.20	$(1.46)	$0.74

Diluted	$(1.58)	$0.20	$(1.46)	$0.74

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CBRE Realty Finance, Inc.

Funds from Operations (“FFO”) and Adjusted Funds From Operations (“AFFO”) are non-GAAP financial measures, which are widely recognized measures of REIT performance. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Company does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate depreciation and amortization and after adjustments for unconsolidated/uncombined partnerships and joint ventures. The Company presents FFO and AFFO because it considers them important supplemental measures of its operating performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. The Company also uses FFO and AFFO as one of several criteria to determine performance-based equity bonuses for members of the Company’s senior management team. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO and AFFO exclude depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. The Company considers gains and losses on the sale of debt investments to be a normal part of its recurring operations and therefore does not exclude such gains and losses while arriving at FFO.

AFFO is a computation often made by REIT industry analysts and investors to measure a real estate company’s cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position because, along with cash generated from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company’s use of AFFO may assist investors in comparing its liquidity position with that of other REITs. Further, it is the financial measure upon which incentive compensation payable under the Company’s management agreement is payable.

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CBRE Realty Finance, Inc.

The Company calculates AFFO by subtracting from or adding to FFO:

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normalized recurring expenditures that are capitalized by us and then amortized, but which are necessary to maintain the Company’s properties and revenue stream, e.g., leasing commissions and tenant improvement allowances;

•	an adjustment to reverse the effects of straight-lining of rents and fair value lease revenue under SFAS 141;

•	the amortization or accrual of various deferred costs including intangible assets and equity based compensation; and

•	unrealized gains or losses on derivative transactions

The Company’s calculation of AFFO differs from the methodology used for calculating AFFO by certain other REITs and, accordingly, may not be comparable to such other REITs.

Neither FFO nor AFFO represent cash generated from operating activities or net income in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as a measure of liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to make cash distributions. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and quarterly earnings releases.

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